REPORT ON THE EVALUATION

OF THE DUN GLEN PROPERTY

Ken Snyder, 16 July 2002

Introduction

     The Dun Glen property consists of 17 unpatented leased lode claims in the Sierra District of Pershing County, Nevada. The claims are situate in T33N/R36E, a part of the East Range about 15 miles to the southwest of Winnemucca.

     The geology and surface geochemistry of the Dun Glen area was studied during several visits in May through September of 2001. Drilling was carried out during June of 2002. Initial interest in the property was the result of the Gus claim submittal received from Buster Hunsacker of Elko. Three other small claim leases were subsequently added to comprise the Dun Glen property package.

     Access to the area is by I-80 to the Mill City exit, thence about eight miles toward the northeast to the townsite of Dun Glen. From there, a jeep trail leads eastward for about three miles and connects to a fair-quality dirt road which runs northward along the mountain side from the Monroe Mine and mill foundations at the south end of the property to the Auld Lang Syne Mine and mill at the north end of the claims. This road again joins with the main Dun Glen valley road and continues northeastward over a pass and down into Grass Valley and Winnemucca.

     Historic production from the Sierra District is reported to have been only about 50,000 ounces of gold from lodes. This production began in 1863 and was derived from, in order of decreasing production, the Auburn Mine, Auld Lang Syne Mine, and the Black Hole Mine. No production is reported for the Monroe Mine, in spite of significant stope size. However, placers of this district are estimated to have produced over 200,000 ounces of gold, one of the most productive placer districts of Nevada.

     During the initial evaluation of the Dun Glen submittal a few sample tags and other indications of recent (within the past 10 years) exploration activities were noted. However, no drill holes were encountered within a mile of the map area. The Dun Glen area suffered doubly discouraging attributes for most geologists during the gold rush of the last two decades: it is clearly a vein system with little Adisseminated@ potential, and the veins appear to be only mesothermal bull quartz.

Geology

     The stratigraphy of the Sierra District consists of lower Triassic sedimentary, meta-sedimentary, and meta-volcanic rocks which dip moderately toward the northwest. These strata are cut locally by diabase dikes and sills which are vertical or dip southeastward.

     The Triassic Koipato, Natchez Pass, and Grass Valley Formations (Prida is depicted as locally missing due to stratigraphic pinch-out on Koipato paleo-topographic highs) are all in the immediate vicinity of mineralization. Mapping discloses that all veins occur within the Koipato Formation only. The Koipato is a good potential host rock because it is invariably competent, fairly massive, and subject to brittle fracture.

     In the Dun Glen project area, the Koipato consists of low-grade metamorphic rocks. Most are quartzitic to slightly gneissic in appearance and are probably best described as meta-rhyolite, equivalent to the Rochester Rhyolite mapped elsewhere (Humboldt Range). Compositionally, the local Koipato appears to be andesitic, as described by an early USGS report (Vanderburg, 1936). Dikes and sills of chloritized diabase/basalt intrude the Koipato in the vicinity of veins. The diabase intrusive rocks, which are most likely Tertiary in age, define the local King=s River Rift expression of the western branch of the Northern Nevada pseudo-Rift.

     The Natchez Pass Formation at Dun Glen forms the lower slope apron of strata, overlying the Koipato to the west. The formation consists of light gray dolomitic limestone, fossiliferous limy shale, shale, and phyllite. These lithologies better fit the description of the Grass Valley Formation of the East Range except that Late Triassic Trachyceras ammonites are common in the lower limy shales immediately above the Koipato. The ammonites are characteristic of the Natchez Pass. The phyllitic unit, which occurs higher in the section, was mapped as Grass Valley on the county map; however, another gray dolomitic limestone unit occurs higher in the section and seems to require that the phyllites be a part of the Natchez Pass Formation. The phyllitic character is probably due to local thrusting rather than thermal metamorphic effects.

     Structurally, the district is characterized by a Koipato high to the southeast and a Natchez Pass low to the northwest. That is, the Dun Glen area is on the western limb of a large antiform. The doming of the antiform may have resulted from the intrusion of the Jurassic Willow Creek stock situated several miles to the south of Dun Glen. The westward slope of the mountain range is essentially a dip slope of the Koipato; 30 to 50 degrees to the west. The Koipato at Dun Glen forms the same, or similar, stratigraphic and structural setting as at the Rochester Mine which is 30 miles to the southwest in the Humboldt Range.

Veins and Mineralization

     Mineralization in the Dun Glen area consists of white to orange-brown massive quartz veins. The veins have a massive Amesothermal@ appearance in general but also display local drusy quartz zones, breccia to pitted and vuggy textures, and pyrite- and sericite-rich selvages. Galena and copper carbonates occur locally. Vein widths range from zero to about six feet and dips range from about 40 degrees to near vertical. Continuous strike lengths are difficult to estimate but appear to be from about 1000 feet to about 3000 feet; presumably with pinching and swelling along strike. A characteristic of mesothermal systems is the tendency for great down-dip continuity. The historical mines of the district stopped at the water table, so no empirical information on down-dip continuity is available. The water table in this area is near-surface, probably less than 200 feet in any given area.

     The geochemistry of the veins, based on 157 surface rock samples which were predominantly collected from mine dumps and prospect trenches and pits, is surprisingly interesting. Gold values range from zero to 2.219 opt and average 1935 ppb. Silver values range from zero to 29.8 opt with an average of 15.6 ppm. Arsenic values are high in visibly sulfide-rich samples (up to 1%), but average a moderate 737 ppm. Copper and lead values range up to 0.11% and 0.78%, respectively.

     The moderate to high arsenic and base metal values support a mesothermal model for this mineralization. Correlations between elements offer only moderate support for the model: gold correlates best with silver (r=0.49), next with lead (r=0.21), then arsenic (r=0.16), and poorly with copper (r=0.06).

Drilling Program

     There is a contractual obligation to drill on four separate lease holdings, thus four holes would have constituted the minimum drilling program. However, six holes were planned so as to both fulfill legal obligations and also to resolve geological questions pertaining to down-dip grade variability along the strike-length of about 1.5 miles. Five holes were actually drilled. Because of the foibles of corporate action, all six holes were laid out and numbered in advance, and, naturally, the holes were drilled in reverse order with the reult that hole DG-1 was not drilled.

DG-6

     This hole was collared at E424186, N4510070, with an azimuth of 227ƒ£ and an inclination of -63ƒ£. The object of the hole was to transect the main Monroe vein within the bounds of the AGus@ claim group. It was begun on June 11th and completed to 830= on June 16th. The target depth was approximately 1000=. The hole was surveyed to 700=, the results of which showed a significant downward deviation, resulting in the decision to abandon the hole since it could not thus be expected to transect the vein at a reasonable depth.

     The hole intercepted a number of small quartz veins but the highest gold assay was 380 ppb, the highest silver assay was 3.4 ppm. These results are inconclusive.

DG-5

     Hole DG-5 was collared at E425360, N4508417, as a vertical hole. This hole was planned to transect the main vein zone on a second leased claim group, the north part of the Monroe mine area.

     The hole was completed on June 16th and to a depth of 240=. It crossed the expected stratigraphic sequence including several small quartz vein intervals. The entire hole contained low, but anomalous, levels of gold up to 470 ppb. With hindsight, it is possible that the hole was bottomed prematurely, without reaching the main quartz vein zone.

DG-4

     This hole was collared at E424498, N4510523, as a vertical hole and was planned to transect the vein in the southern part of the Black Hole Mine area.

     It drilled on June 17th and abandoned at 193= because the bit broke off at the shank. Since two holes were planned on this property, the decision was made to abandon rather than re-drill at the same location. Assays indicate that the lower half of this hole contained moderately anomalous gold values up to 325 ppb in the last interval.

DG-3

     Hole DG-3 was collared at E424555, N4510589, as a vertical hole about 300= north of DG-4. The hole was begun on June 17th and completed on June 18th to a depth of 440=.

     This hole was successful in traversing the expected stratigraphic sequence and vein zone according to design. Unfortunately, the portion of the vein transected by the hole yielded a sub-economic 1100 ppb gold content and virtually no silver. Visible gold was noted in the drill cuttings but the assay for that interval (290 ft.) yielded no detectable gold (interesting nugget effect).

DG-2

     DG-2 was collared at E424172, N4512866 with an azimuth of 256ƒ£ and inclination of -45ƒ£. The hole was begun on June 19th and abandoned on June 20th. A down-hole survey was completed to 350= and showed the hole to be straight. The hole was drilled to 410= at which point air and fluids breached the hillside some 50= from the collar. This was caused by caving between the bottom of the casing (set to 30=) and bedrock (logged at 70= downhole). In an effort to avoid further problems, the decision was made to continue the hole with a rock bit rather than the hammer. However, when the tricone was run down the hole, it deviated before bedrock (70=) and began drilling a new hole. The decision to abandon the project was made at this point.

     Hole DG-2 fell well short of the 600 to 700 foot planned depth and therefore contained only one interval of 350 ppb gold associated with minor quartz-pyrite alteration.  The hole was collared on an old mine dump; an assayed interval of dump material yielded 4430 ppb gold and over 3 ounces of silver.  Again, this hole was inconclusive.

Hole DG-1 was planned to be drilled at the same collar location as DG-2 but at a steeper angle so as to assess vein grade variation with depth.  Similar drilling problems were expected, so the hole was not drilled.

Conclusions

The Dun Glen drilling program satisfactorily completed only one hole out of five.

The merits of the Dun Glen project remain, in the writer=s view, as positive as ever.  If another round of drilling is undertaken, several steps should be taken to better insure a successfull program:

1.  Better permitting is the first necessary step.  Selected drill locations should be permitted as required by the geology of the location, not for the cheapest location that may or may not serve the purpose.

2.  A TH-75 or equivalent drill rig should be used because of its air capacity (for handling depth and water) and the gauge of its drill rod (for yielding straighter holes).

3.  Because the main Koipato host rocks of the district are intensely silicified rhyolite (or andesite) for the most part and therefore very hard, vertical holes are recommended because the required depths are more easily achieved and  sample results more reliable (reduced winnowing of gold particles).

4.  The budget proposal for the program should allow much more than the minimum depths for holes.  The first round of drilling on any new property yields unexpected stratigraphy and structure.  It is always preferable to drill beyond calculated depths in order to gain geological insight early on.

This program was a Afirst attempt@ in evaluating a mesothermal type vein system.  It seems likely that a different style of drilling program is required because of the nature of these systems.  Mesothermal systems are elsewhere known to contain high gold   grades, extend to significant depths, and contain in-total very large numbers of ounces. However, it may be that they are characteristically very Aspotty@ in their gold distributions so as to make drilling a statistical, rather than mechanical, challenge.  They may be more akin to placer deposits in that respect in that large numbers of holes per  unit area are required for effective evaluation.  The size, or tonnage, potential for an economic deposit is present at Dun Glen: nearly two miles of strike length, and of a mesothermal character suggesting great depth-extent potential.  The grade potential   also exists as is suggested by the high surface rock sample assays, visible gold in drill cuttings, and specimen gold from the Monroe mine dump approximately one inch long and 1/4 inch wide.  Thus it must be concluded that Dun Glen retains excellent gold property potential but one which will require considerable devotion to close-spaced drilling to quantify.